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                                                                     EXHIBIT 4.4

                         AMERICAN HOMESTAR CORPORATION
                  REPLACEMENT INCENTIVE STOCK OPTION AGREEMENT


         THIS REPLACEMENT INCENTIVE STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of the 5th day of June, 1997, between American Homestar Corporation, a Texas corporation (the "Company"), and Jimmy Tyra (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Company has entered into that certain Securities Purchase Agreement by and among the Company, Brilliant Holding Corporation ("Brilliant") and the holders of all of the outstanding securities of Brilliant, dated as of March 6, 1997, as amended by the First Amendment to the Securities Purchase Agreement by the Company, Brilliant and the holders of all of the outstanding securities of Brilliant, dated June 5, 1997 (the "Acquisition Agreement");

         WHEREAS, under the Acquisition Agreement the securityholders of Brilliant will receive in exchange for their securities (or in exchange for the termination of their securities) of Brilliant, shares, or in the case of optionholders, options to acquire shares, of the common stock, par value $0.05 per share, of the Company ("Company Common Stock"), (which shares and options to acquire shares of Company Common Stock in the aggregate will equal 500,000 shares of Company Common Stock; and

         WHEREAS, the Optionee held incentive stock options (the "Old Options") to acquire a certain number of shares of Brilliant and pursuant to the terms of the Acquisition Agreement, the Company desires to grant, and the Optionee desires to receive, options to acquire a certain number of shares of Company Common Stock as set forth below (the "New Options") in substitution for the Old Options, which Old Options shall terminate under the terms of this Agreement;

         WHEREAS, the number of shares of Company Common Stock subject to the New Options was determined according to the same ratio as that used to determine the number of shares of Company Common Stock payable for each share of Brilliant under the Acquisition Agreement; and

         WHEREAS, the parties desire that the substitution of the New Options for the Old Options qualify as a substitution of new options to which Section 424(a) of the Internal Revenue Code of 1986, as amended, applies;

         NOW, THEREFORE, in consideration of these premises and the covenants contained in the Acquisition Agreement, the parties agree that the following shall constitute the Agreement between the Company and the Optionee:

         1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Optionee the option (the "Option") to purchase from the Company during the period ending December 31, 1998, 2,058 shares of Common Stock at a price of $9.11 per share. This Option is immediately exercisable upon the Closing (as defined in the Acquisition
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Agreement) and upon such Closing, the Old Options will immediately terminate and be of no further force or effect.

         This option shall terminate as of the date the Optionee ceases to be an employee of the Company or a subsidiary of the Company. Notwithstanding the foregoing, if the Optionee retires with the consent of the Company or a subsidiary of the Company, this Option shall terminate three (3) months after retirement, except as provided in the following sentence. If the Optionee shall die while he is an employee of the Company or a subsidiary of the Company, or within three (3) months after retirement with the consent of the Company or a subsidiary of the Company, this Option may be exercised (to the extent the Optionee would have been entitled to do so) by a legatee(s) of the Optionee under his last will, or by a personal representative(s), at any time within one (1) year after the earlier of death or retirement by consent.

         2. Notice of Exercise. This Option may be exercised, in whole or in part, from time to time, in accordance with the provisions of this paragraph, by written notice to the Compensation Committee of the Board of Directors of the Company (the "Committee") at the address provided below, which notice shall:

                 (a) specify the number of whole shares of Common Stock to be purchased and the exercise price to be paid therefor;

                 (b) if the person exercising this Option is not the Optionee, contain or be accompanied by evidence satisfactory to the Committee of such person's right to exercise this Option;

                 (c) state that it is the Optionee's present intention to acquire the shares being purchased for investment and not for resale; and

                 (d) be accompanied by payment in full of the exercise price in the form of cash or by certified or cashier's check payable to the order of the Company or, with the consent of the Committee, with shares of Common Stock owned by the Optionee or by a combination of cash and such shares. In the event that shares of Common Stock are used as partial or full payment, each share shall be valued at the Fair Market Value (as defined below) thereof on the date of exercising the Option.

         For purposes of this Agreement, "Fair Market Value" of shares of Common Stock shall be determined in good faith by the Committee, provided that
(i) if the shares are actively traded on any national securities exchange or reported by NASDAQ on a basis which reports closing sales prices, Fair Market Value shall be the closing sales price per share of the shares for the business day immediately preceding the valuation date; (ii) if the shares are otherwise traded over the counter, Fair Market Value shall be the arithmetic mean of the bid and asked prices for the shares, as reported by NASDAQ, for the business day immediately preceding the valuation date; and (iii) if the shares are not traded, Fair Market Value shall be determined by the Committee which shall, in making such





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determination, consider, where applicable, among other factors, the existence and extent of a private market for the shares and a public market for the Company's securities of the same class, if any; the price at which the shares were acquired, if applicable, by the Company; the estimated period of time, if any, during which the shares will be freely marketable; the estimated amount of floating supply of shares available; changes in the financial condition and prospects of the Company; the existence of merger proposals or payment of a stock dividend on the shares, a subdivision or combination of shares, a reclassification of the shares, a merger or consolidation, or other like changes in the shares.

         3. Exercise of Option. The Optionee represents that the shares of Common Stock acquired upon exercise of this Option shall be acquired for the Optionee's own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), or other applicable federal or state securities laws. If the Committee so determines, any certificates for shares issued upon exercise of this Option shall bear a legend to the effect that the shares have been so acquired. The Company may, but in no event shall be required to, bear any expenses of complying with the Act, other applicable securities laws, or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification or transfer, as the case may be, of any shares of Common Stock acquired upon the exercise of this Option. The foregoing representation and restrictions on the transfer of the shares of Common Stock shall be inoperative if (a) the Company has been previously furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the Act or other applicable federal or state securities laws, or (b) the shares have been fully registered in compliance with the Act and other applicable securities laws.

         4. Adjustments. After any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of Common Stock, Optionee shall, at no additional cost, be entitled, upon any exercise of his Option, to receive (subject to any required action by stockholders), in lieu of the number of shares of Common Stock as to which the Option shall then be so exercised, the number and class of shares of stock or other securities or any other property to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation, or other reorganization, if, at the time of the merger, consolidation or other reorganization, the Optionee had been a holder of record of the number of shares of Common Stock equal to the number of shares of Common Stock as to which the Option shall then be so exercised. Comparable rights shall accrue to Optionee in the event of successive mergers, consolidations or reorganization of the character described above. The foregoing adjustments and the manner of application of the foregoing provision shall be determined by the Committee in its sole discretion. Any adjustment may provide for the elimination of any fractional share of Common Stock which might otherwise become subject to an Option.

         5. Transferability of Option. This Option shall not be transferable except by will or by the laws of descent and distribution. During the Optionee's lifetime, this Option may be exercised only by the Optionee or by the Optionee's guardian or legal representative. No assignment or transfer of this Option, whether voluntary or involuntary, by operation of law or otherwise, except a transfer





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by will or by the laws of descent or distribution, shall vest in the assignee or transferee any interest or right whatsoever in this Option.

         6. No Rights as Stockholder. The Optionee shall not be deemed a stockholder of the Company with respect to any of the shares of Common Stock subject to this Option, except to the extent that such shares shall have been purchased and transferred to the Optionee. The Company shall not be required to issue or transfer any certificates for shares of Common Stock purchased upon exercise of this Option until all applicable requirements of law have been complied with and such shares shall have been duly qualified for trading or listed on any quotations system or securities exchange on which the shares of Common Stock may then be trading or listed.

         7. Limitation on Rights. This Option shall not confer on the Optionee any right to continue as an employee of the Company or a subsidiary of the Company or affect the Company's or any subsidiary's right to terminate the Optionee's service at any time, and nothing contained herein shall be deemed a waiver or modification of any provision contained in any agreement between the Optionee and the Company or a subsidiary of the Company. This Option shall not affect the right of the Company or any subsidiary thereof to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

         8. Committee's Powers. The Committee shall have the powers to construe the terms of this Agreement and to make all other determinations and perform all other acts as necessary or advisable for administering the terms hereof. Any determination made by the Committee shall be final, binding and conclusive on the Optionee.

         9. Restrictions on Shares. At any time the shares of Common Stock are not actively traded on any national securities exchange, on NASDAQ, or otherwise over the counter, the Company reserves to itself or its assignee
(a) the right of first refusal to purchase shares of Common Stock issued pursuant to this Option (the "Option Shares"), or any portion thereof, that an Optionee (or a subsequent transferee) may propose to transfer to a third party, and (b) the right to repurchase all Option Shares, or any portion thereof, held by an Optionee upon the Optionee's termination of employment with the Company or of any subsidiary thereof for any reason whatsoever. The purchase shall be completed within fifteen (15) days of the date the Company sends notice that it will exercise its right to purchase the Option Shares, or within three (3) months and fifteen (15) days of the date of termination of employment. The price to be paid for the Option Shares shall be their Fair Market Value on the date of purchase by the Company, or its assignee. Payment shall be made in cash on the date of the purchase unless the Optionee and Company shall agree otherwise.

         10. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance





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herewith.  The Committee or Optionee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Committee and the Optionee specify their respective addresses as set forth below:

                 Committee:                Compensation Committee
                                           American Homestar Corporation
                                           2221 East Lamar Boulevard, Suite 790
                                           Arlington, Texas 76006-7422

                 Optionee:                 Jimmy Tyra
                                           Brilliant Plant
                                           Highway 129 North
                                           Brilliant, AL  33548

         11. Headings. The titles and headings of the paragraphs are included for convenience or reference only and are not to be considered in constriction of the provisions hereof.

         12. Entire Agreement and Amendments. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, modified or superseded, and any of the terms and provisions hereof may be waived, but only by a written instrument executed by the parties hereto.

         13. Governing Law. All questions arising with respect to the provisions of this Option shall be determined by application of the laws of the State of Texas.





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         IN WITNESS WHEREOF, the Company and the Optionee have executed this
Agreement as of the date first set forth written.


THE COMPANY:                      AMERICAN HOMESTAR
                                  CORPORATION




                                  By:/s/ Laurence A. Dawson, Jr.
                                     -------------------------------------
                                  Its: President
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THE OPTIONEE:                     /s/ Jimmy Tyra
                                  ----------------------------------------
                                  Jimmy Tyra





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